Exhibit 99.1

For Immediate Release	October 12, 2009

Home Federal Bank Appoints Senior Vice President
of Mortgage Lending Division

SHREVEPORT, La—Home Federal Bancorp, Inc, of Louisiana, the "mid-tier" holding company of Home Federal Bank, announced the recent appointment of David Barber as the Senior Vice President of Home Federal Bank’s Mortgage Lending Division.

Mr. Barber brings 17 years of lending experience to Home Federal Bank, which includes most recently serving as Vice President and Director of Branch Operations for First Family Mortgage, Inc., Bossier City, Louisiana.  Prior to joining First Family Mortgage, Mr. Barber spent five and six years, respectively, as the Regional Vice President of both Centex Home Equity Corporation in Dallas and United Companies Lending Corporation in Baton Rouge.

“David’s extensive background and strong relationships in the mortgage industry make him a great addition to Home Federal Bank. The mortgage industry has received a lot of attention over the past year, and David has the right combination of experience necessary to ensure our customers’ needs are met with smart and responsible solutions for home ownership,” said James R. Barlow, Home Federal Bank President.

Mr. Barber stated, “I’m excited about having joined Home Federal Bank because the bank is in a strong capital position and well positioned to be an active originator of residential mortgages in the region and, at a very important time in evolution of the mortgage banking business, as an active seller of residential mortgage loans. Home Federal is strong, stable and has money to lend. And, because we are operated locally – our mortgage customers will be able to sit across the table from the same persons who make the important decisions and can make things happen quickly.”

Home Federal Bancorp, Inc. is the mid-tier holding company for Home Federal Bank which conducts business from its main office, two financial centers and a commercial lending office all located in northwest Louisiana. Home Federal recently shifted focus to becoming a full-service bank and is committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfbla.com

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Submitted by: Anne Gremillion / Daniel Strickland / Gremillion & Pou Integrated Marketing /
318.424.2676 x320 / dstrickland@gpmarketinginc.com

Released by: Dawn Williams, Vice President / Home Federal / 318.841.1172 / dawn.williams@hfbla.com